December 6, 2005


Mail Stop 4561

Ms. Denise Barton
Chief Financial Officer
Atlantic Coast Entertainment Holdings, Inc.
c/o Sands Hotel & Casino
Indiana Avenue & Brighton Park
Atlantic City, NJ 08401


RE:	Atlantic Coast Entertainment Holdings, Inc.
      Form 10-K for the fiscal year ended December 31, 2004
Filed April 15, 2005
      Form 10-K/A for the fiscal year ended December 31, 2004
      Filed September 15, 2005
      Forms 10-Q and 10-Q/A for the quarterly periods ended March
31,
      2005 and June 30, 2005
      File No. 333-110484


Dear Ms. Barton:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


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Hewitt Associates, Inc.
December 28, 2004
Page 2